UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  July 21, 2010 (July 27, 2010)

HYPERDYNAMICS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)

001-32490	87-0400335
(Commission File Number)	(IRS Employer Identification No.)

12012 Wickchester Lane, Suite 475
Houston, Texas 77079
(Address of principal executive offices, including zip code)

voice:  (713) 353-9400
fax:  (713) 353-9421
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Lock-up Agreement

On July 21, 2010, Hyperdynamics Corporation, a Delaware corporation (“Hyperdynamics,” “we,” “us” or “our”), entered into two agreements (the “Letter Agreements”) with certain holders of Common Stock in which an aggregate of 13,400,000 shares of Common Stock of the Company and Warrants to purchase an aggregate of 3,980,000 shares of Common Stock of the Company that are owned by the holders (the shares of Common Stock and shares of Common Stock underlying the Warrants are collectively referred to as the “Securities”) will be subject to certain lock-up restrictions.  The holders have agreed that during the period beginning on July 21, 2010 and ending nine months later on April 21, 2011 (the “Restriction Period”), except under certain circumstances discussed below and identified in the Letter Agreements, without the written consent of the Company they will not (i) sell, offer to sell, contract to agree to sell, hypothecate, hedge, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any of the 13,400,000 shares of Common Stock held by them or the 3,980,000 shares that may be acquired pursuant to exercise of the Warrants, or any of the 3,980,000 Warrants or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of these Securities, whether any such transaction is to be settled by delivery of such Securities, in cash or otherwise.  During the Restriction Period (i) 15 percent of the locked-up shares will be released from the lock-up when the stock price reaches $3 a share for five consecutive trading days, (ii) 50 percent will be released when the price reaches $5 a share for five days, and (iii) 100 percent will be released when the stock price reaches $9 a share for the same period.  Under the terms of the Letter Agreements, the holders also agreed to donate an aggregate of 2,000,000 shares of Common Stock and Warrants to purchase an aggregate of 1,000,000 shares of Common Stock to the American Friends of Guinea, a charitable organization with which the Company is working to provide support to the people of Guinea.  The agreement entered into between the Company and the holders dated September 29, 2009 is terminated under the terms of the Letter Agreements.  The foregoing disclosure concerning the Letter Agreements is qualified in its entirety by reference to the Letter Agreements, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Employment Agreement between Hyperdynamics and John O’Keefe

Mr. O’Keefe entered into an employment agreement effective as of July 27, 2010.  This agreement has a three-year term that is automatically extended for successive on-year periods following the end of the initial three-year term unless otherwise terminated by delivery of written notice by either party no less than two months prior to the first day of any one-year extension period.  The agreement provides that Mr. O’Keefe will serve as our Chief Financial Officer.  Under the terms of the agreement, Mr. O’Keefe will receive an annual base salary of $200,000, which may be further increased at the sole discretion of the Compensation Committee.  Mr. O’Keefe is also eligible to receive performance bonuses as determined and agreed to from time to time by the Chief Executive Officer and the Board of Directors and is eligible to receive severance payments under certain circumstances involving a change of control of the Company.  Mr. O’Keefe will also be eligible to participate, in the sole discretion of the Compensation Committee, in any long-term incentive arrangements we make available to our executive officers from time to time.  Finally, Mr. O’Keefe will receive certain perquisites, including reimbursement in accordance with our standard policies and procedures of business and business-related expenses and dues and fees to industry and professional organizations, four weeks of paid vacation each calendar year, and participation by Mr. O’Keefe and his spouse and dependents in all benefits, plans and programs available to our executive employees.  The foregoing disclosure concerning Mr. O’Keefe’s employment agreement is qualified in its entirety by reference to the employment agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K.

As previously disclosed by the Company in its Current Report on Form 8-K that was filed with the Securities and Exchange Commission on July 26, 2010, Mr. O’Keefe was granted certain stock options in connection with the commencement of his employment.  Attached as Exhibit 10.4 to this Current Report on Form 8-K is the form of Stock Option Agreement entered into between Mr. O’Keefe and the Company.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Lock-up Agreement between Hyperdynamics Corporation and Kent Watts and TWJ Navigation, Inc.

10.2	Lock-up Agreement between Hyperdynamics Corporation and Kent Watts and the stockholders identified therein.

10.3	Employment Agreement by and between Hyperdynamics Corporation and John O’Keefe

10.4	Form of Stock Option Agreement

99.1	Press release dated July 26, 2010, announcing lock-up agreement with major shareholders

   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERDYNAMICS CORPORATION

(signed)

Date: July 27, 2010
By: /s/ Ray Leonard

Ray Leonard, President and CEO

EXHIBIT INDEX
Exhibit No.	Description of Exhibit
10.1	Lock-up Agreement between Hyperdynamics Corporation and Kent Watts and TWJ Navigation, Inc.

10.2	Lock-up Agreement between Hyperdynamics Corporation and Kent Watts and the stockholders identified therein.

10.3	Employment Agreement by and between Hyperdynamics Corporation and John O’Keefe

10.4	Form of Stock Option Agreement

99.1	Press release dated July 26, 2010, announcing lock-up agreement with major shareholders